                                                                      Exhibit 16



                             [Moore Stephens Frost]

                                 July 23, 1998



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

     We were previously principal accountants for Bank of the Ozarks, Inc. and, under the date of January 28, 1998, we reported on the consolidated financial statements of Bank of the Ozarks, Inc. and subsidiaries as of and for the years ended December 31, 1997 and December 31, 1996. On July 21, 1998, our appointment as principal accountants was terminated. We have read Bank of the Ozarks, Inc.'s statements included under Item 4 of its Form 8-K, dated July 21, 1998, and we agree with such statements, except we are not in a position to agree or disagree with the statement that the Board of Directors approved the recommendation by the Audit Committee of the Board of Directors to engage Ernst & Young LLP as the independent accountant for the Bank of the Ozarks, Inc.

                                    Sincerely,


                                    /s/ Moore Stephens Frost
                                    Moore Stephens Frost
                                    Certified Public Accountants